STATE OF DELAWARE

                SECOND AMENDED AND RESTATED CERTIFICATE OF TRUST

                                       OF

                        EVERGREEN INCOME OPPORTUNITY FUND


     This Second Amended and Restated Certificate of Trust is being executed as of the 24th day of April 2003 for the purpose of amending and restating the Certificate of Trust of the Evergreen Income Opportunity Fund which was filed with the Secretary of State of the State of Delaware on April 14, 2003. Prior to April 14, 2003, the Evergreen Income Opportunity Fund had been named the Evergreen Income Fund. The Certificate of Trust of the Evergreen Income Fund was filed with the Secretary of State of the State of Delaware on April 10, 2003.

         The undersigned hereby certifies as follows:

     1. Name. The name of the statutory trust is the Evergreen Managed Income Fund (the "Trust").

     2. Registered Investment Company. The Trust is or will become a registered investment company under the Investment Company Act of 1940, as amended.

     3. Registered Office and Registered Agent. The registered office of the Trust and of the registered agent of the Trust in the State of Delaware is located at 1209 Orange Street, Wilmington, Delaware 19801. The name of the registered agent of the Trust for service of process at such location is The Corporation Trust Company.

     4. Notice of Limitation of Liabilities of Series. Notice is hereby given that the Trust is or may hereafter be constituted a series trust. The debts, liabilities, obligations, and expenses incurred, contracted for or otherwise existing with respect to any particular series of the Trust shall be enforceable against the assets of such series only, and not against the assets of the Trust generally.

     5. Reservation of Rights. The trustees of the Trust, as set forth in its governing instrument, reserve the right to amend, alter, change, or repeal any provisions contained in this Certificate of Trust, in the manner now or hereafter prescribed by statute.

     6. Effective Date. This Amended and Restated Certificate of Trust shall become effective immediately upon filing with the Office of the Secretary of State of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned, being trustee of the Trust, has duly executed this Amended and Restated Certificate of Trust as of the day and year first above written.



                                               /s/ Michael H. Koonce

                                               Michael H. Koonce
                                               Trustee and not individually